Exhibit 5.1

March 9, 2023

MiMedx Group, Inc.

1775 West Oak Commons Ct., NE

Marietta, GA 30062

Re:	Registration Statement on Form S-8 for MiMedx Group, Inc. Non-Plan Inducement Grants

Ladies and Gentlemen:

We have acted as counsel to MiMedx Group, Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) on Form S-8 (the “Registration Statement”) of the issuance by the Company from time to time of up to 10,200,000 shares of its Common Stock, par value $0.001 per share (the “Shares”) under a Non-Plan Inducement Non-Qualified Stock Option Agreement and a Non-Plan Inducement Performance Stock Unit Agreement (the “Grants”).

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authority and legal competence of persons who executed such documents. As to the various questions of fact material to this opinion, we have relied, to the extent deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records, and instruments. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Non-Plan Inducement Awards, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Reed Smith LLP

REED SMITH LLP